EXHIBIT 1


                              MAKE YOUR MOVE, INC.
                              FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

                                TABLE OF CONTENTS

                                                                           PAGE


INDEPENDENT AUDITOR'S REPORT                                                F-1
--------------------------------------------------------------------------------

BALANCE SHEET                                                               F-2
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STATEMENTS OF OPERATIONS                                                    F-3
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STATEMENTS OF CASH FLOWS                                                    F-4
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STATEMENTS OF STOCKHOLDERS' EQUITY                                          F-5
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NOTES TO FINANCIAL STATEMENTS                                               F-6
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                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Make Your Move, Inc.
Reno, Nevada


We have audited the accompanying balance sheet of Make Your Move, Inc. (a Nevada corporation in the development stage) as of September 30, 2002, and the related statements of operations, changes in stockholders' equity, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. .

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Make Your Move, Inc. as of September 30, 2002 and the results of its operations and its cash flows for the two years then ended in conformity with auditing standards generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered substantial recurring losses and has a deficit in working capital and equity as of September 30, 2002. It is dependent upon its shareholders for all cash flow requirements, presently. This condition raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Braverman & Company, P.C.
Prescott, Arizona
Date January 10, 2003

                              MAKE YOUR MOVE, INC.
                         ( a Development Stage Company)
                                  BALANCE SHEET
                               SEPTEMBER 30, 2002

                                     ASSETS
                                 ---------------
CURRENT ASSETS
 Cash                                                            $           580
 Accrued management fees-related party                                     6,250
                                                                 ---------------


       TOTAL CURRENT ASSETS                                      $         6,830
                                                                 ===============



                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

TOTAL CURRENT LIABILITIES-Accounts payable                       $           365
                                                                 ---------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, par value $.001, 1,000,000
 shares authorized, none issued                                                -

Common stock, par value $.001, 50,000,000
  shares authorized, 11,882,600 issued and
  outstanding                                                             11,883
 Paid-in capital                                                         320,507
 Contributed capital                                                     425,746
 Receivable from shareholder                                                   -
 (Deficit) accumulated during the development stage                     (751,671)
                                                                 ---------------


Total Stockholders' Equity                                                 6,465
                                                                 ---------------

                                                                 $         6,830
                                                                 ===============

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                              MAKE YOUR MOVE, INC.
                         ( a Development Stage Company)
                            STATEMENTS OF OPERATIONS



                                                                      Cummulative
                                                                         from
                                                                     September 30,
                                               Year Ended                1998
                                              September 30            (Inception)
                                       ---------------------------         to
                                            2002          2001     September 30, 2002
                                       ------------- ------------- ------------------
                                                                      (unaudited)


REVENUES-related party                  $      6,250  $          -  $           6,250
                                       ------------- ------------- ------------------
EXPENSES

   General and administrative                473,814       143,294            668,078
   Research and development                   14,550        75,293             89,843
                                       ------------- ------------- ------------------
   Total expenses                            488,364       218,587            757,921
                                       ------------- ------------- ------------------
NET (LOSS)                              $   (482,114) $   (218,587) $        (751,671)
                                       ============= ============= ==================

NET (LOSS) PER SHARE                    $      (0.05) $      (0.02)
                                       ============= =============
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING               10,692,950    10,700,000
                                       ============= =============



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                              MAKE YOUR MOVE, INC.
                          (a Development Stage Company)
                            STATEMENTS OF CASH FLOWS

                                                                                 Cummulative
                                                                                    from
                                                                                September 30,
                                                           Year Ended               1998
                                                         September 30           (Inception)
                                                 ---------------------------         to
                                                      2002          2001     September 30, 2002
                                                 ------------- ------------- ------------------
OPERATING ACTIVITIES

   Net ( loss)                                    $   (482,114) $   (218,587)     $    (751,671)
   Adjustments to reconcile net loss to
   net cash used by operating activities:
      Common stock issued for services                 267,390        15,000            282,390
      Contributed capital                              232,418       193,328            425,746
   Changes in operating assets and liabilities:
         Increase in accrued management fees            (6,250)                          (6,250)
         Increase (decrease) in accounts payable       (10,924)       10,319                365
                                                 ------------- ------------- ------------------
         Net Cash (Used) by Operating Activities           520            60            (49,420)
                                                 ------------- ------------- ------------------
FINANCING ACTIVITIES
   Proceeds from sale of common stock                                                    50,000
                                                 ------------- ------------- ------------------
         Net Cash Provided by Financing Activities                                       50,000
                                                 ------------- ------------- ------------------
NET INCREASE IN CASH                                       520            60                580

CASH AT BEGINNING OF PERIOD,                                60             -                  -
                                                 ------------- ------------- ------------------
CASH AT END OF PERIOD                             $       580   $         60      $         580
                                                 ============= ============= ==================

SUPPLEMENTAL CASH FLOWS INFORMATION

   Common stock issued cancelled in a stock
    exchange for consideration to be received     $   (300,000) $    300,000
                                                 ============= =============


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                              MAKE YOUR MOVE, INC.
                         ( a Development Stage Company)
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                               (Deficit)
                                                                                                              Accumulated
                                                        Common Stock                              Receivable  During the
                                                 -----------------------  Paid-in   Contributed      From    Development
                                                    Shares      Amount     Capital    Capital    Shareholder    Stage        Total
                                                 ----------- ----------- ----------- ----------- ----------- ----------- ----------
Balances, at inception                                     -  $        -  $       -   $        -  $        -  $        -  $       -
                                                 ----------- ----------- ----------- ----------- ----------- ----------- ----------
Balances, September 30, 1998
Issuance of stock at $.005 per share,
October 5, 1998                                   10,000,000      10,000     40,000            -                              50,000
Net (loss) for the period                                                                                        (50,485)   (50,485)
                                                 ----------- ----------- ----------- ----------- ----------- ----------- ----------
Balances, September 30, 1999                      10,000,000      10,000     40,000            -           -     (50,485)      (485)
  Net (loss) for the year                                                                                           (485)      (485)
                                                 ----------- ----------- ----------- ----------- ----------- ----------- ----------

Balances, September 30, 2000                      10,000,000      10,000     40,000            -           -     (50,970)      (970)
Shares issued at $.15 per share, June 30, 2001:
    For compensation                                 100,000         100     14,900                                          15,000
    For acquisition                                2,000,000       2,000    298,000                 (300,000)                     -
Contributed capital                                                                      193,328                            193,328
Net (loss) for the year                                                                                        (218,587)   (218,587)
                                                 ----------- ----------- ----------- ----------- ----------- ----------- -----------

Balances, September 30, 2001                      12,100,000      12,100    352,900      193,328    (300,000)   (269,557)   (11,229)
Shares issued at $.15 per share for consulting
services:
  January 7, 2002                                      6,000           6        894                                             900
  June 15, 2002                                    1,731,600       1,732    258,008                                         259,740
  July 7, 2002                                        45,000          45      6,705                                           6,750
Cancelation of outstanding shares, November 2002  (2,000,000)     (2,000)  (298,000)                 300,000                      -
Contributed capital                                                                      232,418                            232,418
Net (loss) for the year                                                                                         (482,114)  (482,114)
                                                 ----------- ----------- ----------- ----------- ----------- ----------- -----------

Balances, September 30, 2002                      11,882,600  $   11,883  $ 320,507   $  425,746  $        -  $ (751,671) $   6,465
                                                 =========== =========== =========== =========== =========== =========== ===========


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                              MAKE YOUR MOVE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2002

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

The Company

Make Your Move, Inc. (the Company or MYM), formerly Pacific Sports Enterprises, Inc., was incorporated in Nevada on September 28, 1998. In April 2001, the principal shareholder of the Company sold the majority of its outstanding stock of the Company for $50,000, to a limited liability company, The Rolling Group, LLC. (Group), which became the Company's parent. The Group's sole member is the president/CEO/Chairman of the Board of the Company. The Group has no operating business of its own and has no financial interest in any other business. The president/CEO/Chairman of the Board of the Company was the developer of a series of board, computerized, and online games, and related products for the last 11 years under the name DCP, LLC. (DCP), a company in which he has a 55% ownership interest. DCP is currently inactive.

The Company has been in the development stage since inception and has no earned revenues to date. In accordance with SFAS #7 it is a development stage company. Its fiscal year end is September 30.

On June 30, 2001, the Company issued 100,000 post-split shares of its common stock to DCP for the rights to integrate four of DCP's games and products into one or more of the products being developed by the Company, utilizing game platform, computerized, and online game technologies. MYM has no equity or controlling financial interest in DCP, has not guaranteed any obligations of DCP, and has no financial interest in any gain or loss on the disposition of DCP. This transaction was valued by the Board of Directors at $.15 per share or $15,000, and expensed to operations during the fiscal year ended September 30, 2001

The Company has generated operating expenses furthering the development of DCP's online game site, and has already begun marketing efforts to begin generating membership sales. In addition, the company has generated operating expenses related to the development of the artificial intelligence for DCP's computer games and changes to the computer games' user interface. Substantially all operating expenses in 2001 have been provided by capital contributions from the present president/CEO/Chairman of the Board of the Company, whereas in 2002, the Company issued 1,782,600 of common stock valued at $267,390, to supplement its operations.

Rescission of PurchaseTransaction

The Company filed its June 30, 2001 Form 10-QSB disclosing a purchase transaction involving the acquisition of technology, related patents and equipment in exchange for the issuance of 2,000,000 post-split shares of the Company's common stock valued at $300,000. The transaction was entered into with the understanding that the acquiree had developed certain technology applicable to the furtherance of the Company's business interests. In November 2001, this transaction was rescinded, since the acquiree did not have the research and development or capability to provide such technology enhancements that the Company originally was led to MAKE YOUR MOVE, INC. NOTES TO FINANCIAL STATEMENTS SEPTEMBER 30, 2002 believe existed. The financial statements have given effect to this transaction as a rescission retroactive to the date entered into, June 30, 2001, thereby restating the previously issued financial statements, however, the shares issued in the transaction were treated as outstanding until formal cancellation and rescission occurred.

In November 2001 a formal rescission agreement was signed, and all consideration initially agreed to by the parties was retuned. Accordingly, the Company cancelled the 2,000,000 restricted shares initially issued in the transaction.

Stock Split

The financial statements have given effect to a 10 for 1 forward stock split approved by the Board of Directors on June 30, 2001. All references to shares issued from inception and to disclosures herein are with respect to such stock split.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company's financial statements and the accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments
-----------------------------------

Statement of Financial Accounting Standards No. 107, disclosures about fair value of financial instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying values of the Company's financial instruments, which are cash and accounts payable approximate fair values due to the short-term maturities of such instruments.

Restatement of Shareholders' Equity

The initial $1,000 paid by shareholders for their 10,000,000 shares of common stock in the year ended September 30, 1999, has been increased to $50,000, representing the total amount paid by shareholders for their stock, which was expended for the purchase of a basketball team franchise in the American Basketball Association League. The league failed to materialize resulting in a worthless franchise. Accordingly, that investment was written off as of September 30, 1999.

Loss Per Share

Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS No.128) "Earnings Per Share". Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period.

NOTE 2- INCOME TAXES

Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary difference between financial and tax reporting of which depreciation is the most significant. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to more likely than not realized in future tax returns. Tax law and rate changes are reflected in income in the period such changes are enacted.

Fiscal Year Ended September 30, 2001

Since inception, the Company has continued to sustain operating losses. For income tax purposes approximately $52,000 of operating losses to date constitute start-up costs, approximately $81,000 are non-deductible contributions to capital, and the balance constitutes a net operating loss carryover of $136,000, of which $51,000 was incurred as of September 30, 2000. Therefore, as of September 30, 2001, the deferred tax benefit of approximately $47,000 relating to tax loss carryovers and start-up costs has not been recorded because it is completely offset by a valuation allowance of $47,000, as management currently believes that it is more likely than not that such tax benefit will not be realized at this time.

Because of a more than 50 percent ownership change during the year due to the purchase by the Rolling Group of 7,000,000 shares, as referred to earlier, the Company's net operating loss is limited as to the amount it may use annually to $3,579.

Any amortization of start-up costs for tax purposes is available for a period of 20 years, once it commences to offset future taxable income.

Fiscal Year Ended September 30, 2002

The Company sustained additional start-up costs of approximately $290,000 for the year, and a tax loss of $14,550, which resulted in an increase in tax benefits of approximately $77,000. Services contributed by management and expensed during the year of $175,000, were not tax deductible and constitute a permanent difference. Because of the inability of management to determine the realization of tax benefits at the present time, a valuation allowance of $77,000 has been provided, thereby negating the utilization of any tax benefits as of September 30, 2002. Tax loss carryovers of $151,000 expire through various dates ending September 30,2022.

NOTE 3 - INVESTMENT BANKING AGREEMENT

On June 19, 2001, the Company entered into an investment banking agreement for a minimum period of 6 months, to assist the Company in raising up to $15,000,000 of convertible preferred stock and/or implementing a business combination. The
Company advanced a total of $17, 500 as of September 30, 2001, which was contributed by the principal shareholder to the Company. If the Company is successful in raising additional equity, total compensation, less the retainer, is applicable of 6 percent of total equity placements and warrants equal to one percent of the fully diluted shareholder interest of the Company, after the effect of the issuance of the all equity securities with a strike price equal to the implied sale price per share in the placement, with a term of 5 years, and piggy-back rights after the completion of an initial public offering. In the case of a business combination, a fee payable in cash of 3 percent of the total enterprise value will apply, less the retainer. The investment banker is also entitled to receive reimbursement for up to $3,500 per month, excluding any legal fees and costs, without prior written permission of the Company. On February 22, 2002, Make Your Move, Inc.'s Board of Directors voted to rescind the investment banking agreement on June 19, 2001.

NOTE 4- MANAGEMENT AGREEMENT

Effective June 30, 2001, the Company entered into a 5 year agreement with DCP to provide management services for DCP and become its exclusive agent for the sales of four of DCP products. The $25,000 annual cost for and payment to the Company for such services shall commence June 30, 2002. Among other things, the agreement provides for a sliding scale percentage of collected net sales to be paid to DCP, ranging from an initial 10% for the first $1,000,000 of net sales during the initial 5 year term, to a low of 5% after reaching net sales of $5,000,000. The agreement is renewable annually after the initial term, and is cancelable upon receipt of 30 days written notice by either party at any time during its initial term or renewal periods. The Company has the right of first refusal to acquire DCP's intellectual properties related to the four games being marketed and manufactured by the Company. As of September 30, 2002, the initial 3 months of fees of $6,250 was accrued under this agreement. MAKE YOUR MOVE, INC. NOTES TO FINANCIAL STATEMENTS SEPTEMBER 30, 2002


NOTE 5 - GOING CONCERN

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. It has suffered substantial recurring losses since inception and has minimal working capital and stockholders' equity. The Company's ability to continue in existence is dependent on its ability to develop additional sources of capital, and/or achieve profitable operations. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Management's plan to continue in existence is to rely on present shareholders for working capital, and to pursue the present process of arranging for debt and/or equity financing, including the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.


NOTE 6 - RELATED PARTY TRANSACTIONS

In addition to related party disclosures appearing elsewhere in the notes to financial statements, the president/CEO of the Company has provided the majority of cash for working capital through September 30, 2002, which was provided as contributed capital. Of the total capital contributed by both he and the former president during the year ended September 30, 2001, of $193,328, approximately $81,000 was for non-cash services rendered by them to the Company on the basis of time spent at their hourly rates. The balance of cash expenses contributed; $75, 000 for the redesign of packaging for the contemplated sales of DCP's games (research and development expense), $17,500 for investment banking services, $12,000 for legal, accounting and audit services, and $8,000 for other general and administrative expenses including rent, transfer and filing fees, and outside services, was based on actual costs and expenses incurred by or associated with the Company.

For the year ended September 30, 2002, contributed capital consisted of management services of $175,000, payment for accounting and audit services of $15,892, payment of investment banking Services of $8,830, payment for research and development costs of $10,106, payment of filing and transfer fees of $15, 493 and payment of general overhead of $7,097, for a total of $232,418.

NOTE 7 - COMMON STOCK ISSUANCES

During the year ended September 30, 2002 various issuances of the Company's common stock occurred which were valued at $.15 per share by the Board of Directors. Of the total shares issued of 1,782,600, 1,685,600 were issued to persons, including Board members, who provided consulting services to the Company, which have been included in general and administrative expenses, for a total of $252,840. The balance of common shares issued were to individuals who assisted in various aspects of website and game design development, valued at $14,550, which were classified as research and development expenses.


NOTE 8 - COMMITMENTS AND CONTINGENCIES

Potential Litigation

In April 2001, the president/CEO/Chairman of the Board of the Company received a demand letter from a California company, making various accusations and claims of substantial damages against him for commissions on sales of DCP games that never materialized. On June 1, 2001, legal counsel for DCP and the Company requested substantiation of the allegations, but no response was ever forthcoming.

The Company didn't enter into a management agreement with DCP until June 30, 2001. The Company's management firmly believes the Company has no liability in this matter. Accordingly, no loss provision has been recorded in the accompanying financial statements for this contingency. No further action was taken by either party as of September 30, 2002.

NOTE 8 - SUBSEQUENT EVENTS

Registration Statement

The Company anticipates the filing of a registration statement with the Securities and Exchange Commission on Form SB-2. The filing, when effective, should allow the Company to proceed with the raising of necessary capital to further its game technology development.

Letters of Intent

Two non-binding letters of intent to acquire specific products or license them from unrelated companies were entered into in December 2002.

Consulting Agreement

During November 2002 the Company entered into a one year consulting agreement in which the Company will be represented by the consultant in investors' communications and public relations. In addition, management consulting services are to be provided by the consultant concerning the Company's activities. The cost for these services to the Company was the issuance of 500,000 restricted common shares valued by the Board of Directors at $.50 per share. The agreement also requires the Company to pay cash compensation of up to 3% as finder fees upon the furnishing of financing and/or the completion of a business acquisition during the term of the agreement and for a period of one year thereafter.

Increase in Number of Authorized Preferred Shares

On November 5, 2002, the Company increased the authorized number of Preferred shares from 100,000 to 1,000,000.
                                      F-6